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                      SUBSIDIARIES OF REGISTRANT                     EXHIBIT 21

The Corporation has two subsidiaries, The Second National Bank of Warren and Second Bancorp Capital Trust I, which are incorporated under the laws of the United States and are wholly owned by the Corporation.












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